Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

SECOND QUARTER RESULTS

MIAMI (June 22, 2012) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $159 million, or $0.20 diluted earnings per share for the second quarter of 2012. Reported U.S. GAAP net income, which includes unrealized losses on fuel derivatives of $145 million, was $14 million, or $0.02 diluted earnings per share. Net income for the second quarter of 2011 was $206 million, or $0.26 diluted EPS. Revenues for the second quarter of 2012 were $3.5 billion compared to $3.6 billion for the prior year.

Carnival Corporation & plc Chairman and CEO Micky Arison noted that non-GAAP earnings were better than anticipated in the company’s March guidance due primarily to a combination of higher than expected revenue yields and lower than expected costs, partly attributed to non-recurring items, in the second quarter.

Commenting on the second quarter, Arison said “Cruise ticket prices (excluding Costa) held firm close to sailing which, combined with stronger than expected onboard revenues, drove yields above prior year levels. Our North American brands performed well, achieving a 3 percent revenue yield improvement compared to the prior year, which more than offset slightly lower yields for our Europe, Australia and Asia brands (excluding Costa). In addition, continued focus on cost controls and fuel consumption helped to mitigate the impact of higher fuel prices in the quarter.”

Key metrics for the second quarter 2012 compared to the prior year were as follows:

•

Second quarter results included $17 million, or $0.02 per share, of insurance proceeds in excess of net book value which were previously expected to be received in the third quarter, and $17 million, or $0.02 per share, received from a litigation settlement.

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day, “ALBD”) decreased 1.4 percent for 2Q 2012, which was better than March guidance, down 2.5 to 3.5 percent. Excluding Costa, net revenue yields increased 1.1 percent for 2Q 2012, which was also higher than March guidance of flat to down slightly. Gross revenue yields decreased 4.2 percent in current dollars.

•

Net cruise costs per ALBD excluding fuel and non-recurring items decreased 2.2 percent in constant dollars, better than March guidance of flat to down 1.0 percent. Gross cruise costs per ALBD including fuel and non-recurring items decreased 3.6 percent in current dollars.

•

Fuel prices increased 12 percent to $756 per metric ton for 2Q 2012 from $673 per metric ton in 2Q 2011, costing the company an additional $71 million. Fuel prices were slightly lower than March guidance of $772 per metric ton.

•

In March, the company entered into zero cost collars for an additional 19 percent of its estimated fuel consumption for the second half of fiscal 2012 through fiscal 2013, bringing the total covered to 38 percent over this period. The company also has zero cost collars in place that cover 19 percent of its estimated fuel consumption for fiscal 2014 and 2015. For further information on the company’s fuel derivatives program see “Fuel Derivatives” below.

•

Three new ships were delivered during the second quarter, Costa Fascinosa, AIDAmar and Carnival Breeze, each featuring a variety of unique and exciting innovations which have generated strong consumer and media interest.

2012 Outlook

Since March, fleetwide booking volumes have continued to improve and are running well ahead of the prior year at lower prices. For the last seven weeks, booking volumes excluding Costa have increased 8 percent versus the prior year, while booking volumes for Costa over the same time period are up 25 percent. For the remainder of the year, cumulative advance bookings excluding Costa are three occupancy points behind the prior year at slightly lower prices while cumulative advance bookings for Costa are at lower occupancies and lower prices compared with the prior year.

Looking forward, Carnival Corporation & plc Chairman and CEO Micky Arison commented, “The increase in booking volumes indicates that a progressive recovery is well underway and we are catching up following the slowdown in bookings during wave season, our peak booking period. The attractive pricing we have in the marketplace is clearly stimulating demand, especially for the Costa brand. We are pleased to see the resurgence in consumer demand for Costa, which is a testament to the brand’s long-standing reputation for quality built over many decades.”

Excluding Costa, the company forecasts full year 2012 net revenue yields, on a constant dollar basis, to be down slightly. Including Costa, the company expects a decline in net revenue yields of 3 to 4 percent (constant dollars). The company has slightly reduced the mid-point of its 2012 yield guidance as the price incentives required to drive the booking volumes needed to close the occupancy gap was more than had been previously anticipated for the second half of the year. Full year 2012 revenue yields for the North American brands are expected to be in line with the prior year. Full year 2012 revenue yields for the European brands, excluding Costa, are expected to be lower than the prior year.

Lower net revenue yield expectations have been offset by greater than anticipated cost reductions. The company expects net cruise costs, excluding fuel, per ALBD for the full year 2012 to be down slightly compared with the prior year on a constant dollar basis. In addition, lower fuel prices (net of forecasted realized losses on fuel derivatives) partially offset by changes in currency exchange rates are expected to increase full year 2012 earnings by $0.30 per share compared to March guidance.

Taking all the above factors into consideration, the company forecasts full year 2012 non-GAAP diluted earnings per share to be in the range of $1.80 to $1.90, compared to the March guidance range of $1.40 to $1.70 per share and 2011 non-GAAP earnings of $2.42 per share.

Arison stated, “The long term fundamentals of our business remain sound. As we look toward the future, we are excited by the prospect for continued global expansion beyond our established markets in North America and Western Europe. We are pursuing multiple opportunities to develop emerging cruise markets including positioning a second Costa ship in China and through a series of Princess cruises dedicated to the Japanese market in 2013.”

Third Quarter 2012 Outlook

Third quarter constant dollar net revenue yields excluding Costa, are expected to decrease 3 to 4 percent (including Costa, expected to decrease 6 to 7 percent) compared to the prior year. Net cruise costs excluding fuel per ALBD for the third quarter are expected to be down slightly on a constant dollar basis compared to the prior year. In addition, changes in currency exchange rates partially offset by lower fuel prices (net of forecasted realized losses on fuel derivatives) are expected to reduce third quarter earnings by $0.03 per share compared to the prior year.

Based on the above factors, the company expects non-GAAP diluted earnings for the third quarter 2012 to be in the range of $1.42 to $1.46 per share versus 2011 non-GAAP earnings of $1.69 per share.

Selected Key Forecast Metrics

	Full Year 2012		Third Quarter 2012
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Year over year change:
Net revenue yields	(5) to (6)%	(3) to (4)%	(9.5) to (10.5)%	(6) to (7)%
Net cruise costs excl. fuel / ALBD	(2.5) to (3.5)%	(0.5) to (1.5)%	(4) to (5)%	(0.5) to (1.5)%

	Full Year 2012	Third Quarter 2012
Fuel price per metric ton	$677	$620
Fuel consumption (metric tons in thousands)	3,379	834
Currency: Euro	$1.29 to €1	$1.27 to €1
Sterling	$1.58 to £1	$1.57 to £1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2012 second quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships totaling 204,000 lower berths with seven new ships scheduled to be delivered between March 2013 and March 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us,” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share (“EPS”); net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions; increases in fuel prices; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; negative publicity concerning the cruise business in general or us in particular, including any adverse environmental impacts of cruising; litigation, enforcement actions, fines or penalties, including those relating to the Costa Concordia accident; economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate; our ability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations; increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages; lack of continuing availability of attractive, convenient and safe port destinations; continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors; disruptions and other damages to our information technology and other networks and operations, and breaches in data security; competition from and overcapacity in the cruise ship or land-based vacation industry; loss of key personnel or our ability to recruit or retain qualified personnel; union disputes and other employee relation issues; disruptions in the global financial markets or other events may negatively affect the ability of our counterparties and others to perform their obligations to us; the continued strength of our cruise brands and our ability to implement our brand strategies; our international operations are subject to additional risks not generally applicable to our U.S. operations; geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect; our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates; fluctuations in foreign currency exchange rates; whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations; risks associated with the dual listed company arrangement and uncertainties of a foreign legal system as we are not incorporated in the U.S. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT Jennifer De La Cruz 1 305 599 2600, ext. 16000	INVESTOR RELATIONS CONTACT Beth Roberts 1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended			Six Months Ended
	May 31,			May 31,
	2012		2011	2012		2011
Revenues
Cruise
Passenger tickets	$2,675		$2,778	$5,439		$5,430
Onboard and other	844		817	1,653		1,574
Tour and other	19		25	28		35

	3,538		3,620	7,120		7,039

Operating Costs and Expenses
Cruise
Commissions, transportation and other	519		562	1,180		1,226
Onboard and other	128		121	254		241
Fuel	645		579	1,237		1,029
Payroll and related	435		435	877		846
Food	236		241	476		472
Other ship operating	494	(a)	556	1,113		1,066
Tour and other	21		27	35		36

	2,478		2,521	5,172		4,916
Selling and administrative	431		440	852		862
Depreciation and amortization	376		380	752		747
Ibero goodwill and trademark impairment charges	—		—	173		—

	3,285		3,341	6,949		6,525

Operating Income	253		279	171		514

Nonoperating (Expense) Income
Interest income	3		3	6		5
Interest expense, net of capitalized interest	(87)		(91)	(175)		(177)
Losses on fuel derivatives, net	(145	) (b)	—	(124	) (b)	—
Other (expense) income, net	(10)		13	(5)		19

	(239)		(75)	(298)		(153)

Income (Loss) Before Income Taxes	14		204	(127)		361

Income Tax Benefit (Expense), Net	—		2	2		(3)

Net Income (Loss)	$14		$206	$(125)		$358

Earnings (Loss) Per Share
Basic	$0.02		$0.26	$(0.16)		$0.45

Diluted	$0.02		$0.26	$(0.16)		$0.45

Non-GAAP Earnings Per Share-Diluted	$0.20		$0.26	$0.22		$0.45

Dividends Declared Per Share	$0.25		$0.25	$0.50		$0.50

Weighted-Average Shares Outstanding – Basic	779		791	778		791

Weighted-Average Shares Outstanding – Diluted	779		793	778		793

(a)	Includes $17 million of hull and machinery insurance proceeds for the total loss of a ship in excess of its net book value and $17 million received from a litigation settlement.
(b)	There were no realized gains or losses on fuel derivatives.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	May 31,	November 30,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$900	$450
Trade and other receivables, net	286	263
Insurance recoverables	403	30
Inventories	377	374
Prepaid expenses and other	203	195

Total current assets	2,169	1,312

Property and Equipment, Net	32,133	32,054

Goodwill	3,135	3,322

Other Intangibles	1,302	1,330

Other Assets	723	619

	$39,462	$38,637

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$541	$281
Current portion of long-term debt	1,067	1,019
Accounts payable	532	576
Claims reserve	479	97
Accrued liabilities and other	1,009	1,026
Customer deposits	3,634	3,106

Total current liabilities	7,262	6,105

Long-Term Debt	8,392	8,053

Other Long-Term Liabilities and Deferred Income	782	647

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 649 shares at 2012 and 647 shares at 2011 issued	6	6
Ordinary shares of Carnival plc, $1.66 par value; 215 shares at 2012 and 2011 issued	357	357
Additional paid-in capital	8,205	8,180
Retained earnings	17,835	18,349
Accumulated other comprehensive loss	(521)	(209)
Treasury stock, 52 shares at 2012 and 2011 of Carnival Corporation and 33 shares at 2012 and 2011 of Carnival plc, at cost	(2,856)	(2,851)

Total shareholders’ equity	23,026	23,832

	$39,462	$38,637

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
STATISTICAL INFORMATION
Passengers carried (in thousands)	2,334	2,330	4,596	4,515
Occupancy percentage (a)	102.6%	104.5%	103.9%	104.8%
Fuel consumption (metric tons in thousands)	852	861	1,689	1,689
Fuel cost per metric ton consumed	$756	$673	$732	$609
Currencies
U.S. dollar to €1	$1.31	$1.43	$1.31	$1.38
U.S. dollar to £1	$1.59	$1.63	$1.58	$1.60
U.S. dollar to Australian dollar	$1.03	$1.05	$1.04	$1.02

CASH FLOW INFORMATION
Cash from operations	$1,136	$1,389	$1,458	$1,801
Capital expenditures	$1,730	$1,450	$1,997	$1,622
Dividends paid	$194	$198	$388	$277

(a)	In accordance with cruise business practice, occupancy is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At May 31, 2012, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil to cover a portion of our estimated fuel consumption as follows:

Maturities (a)	Barrels (in thousands)	Weighted- Average Floor Prices	Weighted- Average Ceiling Prices	Percent of Estimated Fuel Consumption Covered
Fiscal 2012-Q3 & Q4
	1,044	$75	$135
	1,044	$109	$128
	2,088	$112	$132

	4,176			38%

Fiscal 2013

	2,112	$74	$132
	2,112	$98	$127
	4,224	$100	$130

	8,448			38%

Fiscal 2014

	2,112	$71	$128
	2,112	$88	$125

	4,224			19%

Fiscal 2015

	2,160	$71	$125
	2,160	$80	$125

	4,320			19%

(a)	Fuel derivatives mature evenly over each month within the above fiscal periods.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a)(b):

	Three Months Ended May 31,			Six Months Ended May 31,
	2012	2012 Constant Dollar	2011	2012	2012 Constant Dollar	2011
Passenger ticket revenues	$2,675	$2,742	$2,778	$5,439	$5,527	$5,430
Onboard and other revenues	844	859	817	1,653	1,670	1,574

Gross cruise revenues	3,519	3,601	3,595	7,092	7,197	7,004

Less cruise costs
Commissions, transportation and other	(519)	(535)	(562)	(1,180)	(1,204)	(1,226)
Onboard and other	(128)	(131)	(121)	(254)	(257)	(241)

	(647)	(666)	(683)	(1,434)	(1,461)	(1,467)

Net passenger ticket revenues	2,156	2,207	2,216	4,259	4,323	4,204
Net onboard and other revenues	716	728	696	1,399	1,413	1,333

Net cruise revenues	$2,872	$2,935	$2,912	$5,658	$5,736	$5,537

ALBDs (c)	17,783,938	17,783,938	17,402,349	35,092,473	35,092,473	34,089,059

Gross revenue yields	$197.89	$202.47	$206.60	$202.09	$205.08	$205.47
% decrease vs. 2011	(4.2)%	(2.0)%		(1.6)%	(0.2)%

Net revenue yields	$161.50	$165.02	$167.39	$161.22	$163.44	$162.44
% (decrease) increase vs. 2011	(3.5)%	(1.4)%		(0.8)%	0.6%

Net passenger ticket revenue yields	$121.29	$124.11	$127.37	$121.38	$123.18	$123.33
% decrease vs. 2011	(4.8)%	(2.6)%		(1.6)%	(0.1)%

Net onboard and other revenue yields	$40.21	$40.91	$40.03	$39.84	$40.26	$39.12
% increase vs. 2011	0.5%	2.2%		1.8%	2.9%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a)(b):

	Three Months Ended May 31,			Six Months Ended May 31,
	2012	2012 Constant Dollar	2011	2012	2012 Constant Dollar	2011
Cruise operating expenses	$2,457	$2,501	$2,494	$5,137	$5,197	$4,880
Cruise selling and administrative expenses (d)	429	439	434	848	861	850

Gross cruise costs	2,886	2,940	2,928	5,985	6,058	5,730
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(519)	(535)	(562)	(1,180)	(1,204)	(1,226)
Onboard and other	(128)	(131)	(121)	(254)	(257)	(241)

Net cruise costs	2,239	2,274	2,245	4,551	4,597	4,263
Less fuel	(645)	(645)	(579)	(1,237)	(1,237)	(1,029)

Net cruise costs excluding fuel	$1,594	$1,629	$1,666	$3,314	$3,360	$3,234

ALBDs (c)	17,783,938	17,783,938	17,402,349	35,092,473	35,092,473	34,089,059

Gross cruise costs per ALBD	$162.28	$165.31	$168.28	$170.54	$172.61	$168.10
% (decrease) increase vs. 2011	(3.6)%	(1.8)%		1.5%	2.7%

Net cruise costs per ALBD	$125.88	$127.87	$129.07	$129.67	$130.97	$125.07
% (decrease) increase vs. 2011	(2.5)%	(0.9)%		3.7%	4.7%

Net cruise costs excluding fuel per ALBD	$89.63	$91.61	$95.75	$94.44	$95.74	$94.87
% (decrease) increase vs. 2011	(6.4)%	(4.3)%		(0.5)%	0.9%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Net income (loss) – diluted
U.S. GAAP net income (loss)	$14	$206	$(125)	$358
Ibero goodwill and trademark impairment charges (e)	—	—	173	—
Unrealized losses on fuel derivatives, net (f)	145	—	124	—

Non-GAAP net income	$159	$206	$172	$358

Weighted-average shares outstanding – diluted (f)	779	793	778	793

Earnings (loss) per share – diluted
U.S. GAAP earnings (loss) per share	$0.02	$0.26	$(0.16)	$0.45
Ibero goodwill and trademark impairment charges (e)	—	—	0.22	—
Unrealized losses on fuel derivatives, net (f)	0.18	—	0.16	—

Non-GAAP earnings per share	$0.20	$0.26	$0.22	$0.45

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise business to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies, and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2012 periods’ currency exchange rates have remained constant with the 2011 periods’ rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(d)	For the three months and six months ended May 31, 2012 and 2011, selling and administrative expenses were $431 million ($440 million in 2011) and $852 million ($862 million in 2011), respectively. For the three and six months ended May 31, 2012 and 2011, selling and administrative expenses were comprised of cruise selling and administrative expenses of $429 million ($434 million in 2011) and $848 million ($850 million in 2011) and Tour and Other selling and administrative expenses of $2 million ($6 million in 2011) and $4 million ($12 million in 2011), respectively.

(e)	We believe that the impairment charges recognized in the six months ended May 31, 2012 related to Ibero’s goodwill and trademarks are nonrecurring and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for the impairment charges to be excluded from our net income (loss) and earnings (loss) per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these impairment charges.

(f)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are immediately recognized in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our future earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income (loss) and earnings (loss) per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these unrealized gains and losses. For the three and six months ended May 31, 2012, non-GAAP diluted weighted-average shares outstanding were 779 million, which includes the dilutive effect of equity plans.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted EPS guidance and forecasted U.S. GAAP diluted EPS guidance, since we do not believe that the reconciliation information would be meaningful.